Exhibit (h.36)

AMENDMENT TWELVE

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of November 24, 2025:

Term	Means
“Existing Agreement”	The Administration, Bookkeeping and Pricing Services Agreement between ALPS and the Fund dated August 13, 2008, as amended
“ALPS”	ALPS Fund Services, Inc., a subsidiary of SS&C
“Fund”	Heartland Group, Inc.
“Portfolios”	Heartland Value Fund Heartland Value Plus Fund Heartland Mid Cap Value Fund

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Article A and general terms in Article B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Fund Services, Inc.		Heartland Group, Inc.

By:	/s/ Jessica B. Hart	By:	/s/ Vinita Paul
Name:	Jessica B. Hart	Name:	Vinita Paul
Title:	Authorized Signatory	Title:	Vice President, Chief Compliance Officer and General Counsel

Article A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	A new paragraph is added at the end of Section 8 titled Confidential and Proprietary Information:

ALPS will promptly investigate material incidents of unauthorized access to a Customer Information system maintained by ALPS (a “Reg S-P Data Breach”) and, unless prohibited by applicable Law or it would compromise ALPS’ investigation, notify Fund as soon as reasonably practicable, but no later than 72 hours following any confirmed Reg S-P Data Breach to assist Fund to comply with its obligations under Regulation S-P, provided that notification by ALPS to Fund shall contain the information then available and further information, as it becomes available, shall subsequently be provided without undue delay. Fund is responsible for making notifications related to a Reg S-P Data Breach that are required by applicable Law. ALPS will work with Fund in good faith to effect such notifications. ALPS will seek to implement corrective action to respond to Reg S-P Data Breaches and prevent future occurrences, and will report to Fund the corrective actions. ALPS will reasonably cooperate with Fund in the event of any Government Authority inquiry related to or arising out of a Reg S-P Data Breach. For the purpose of this paragraph, “Customer Information” means information relating to Fund investors and prospective investors that ALPS may obtain from time to time and process in connection with the services provided by ALPS under the Existing Agreement; “Regulation S-P” means the set of privacy rules adopted pursuant to the Gramm-Leach-Bliley Act and the Fair and Accurate Credit Transactions Act of 2003; and “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

Article B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.